Exhibit 10.16

THIS FLOW-THROUGH SHARE AGREEMENT entered into this 30th day of March, 2006.

BETWEEN:

GEOPETRO CANADA LTD., a corporation incorporated pursuant to the laws of the Province of Alberta (the “Corporation”)

- and -

GEOPETRO RESOURCES COMPANY, a company incorporated pursuant to the laws of California (the “Subscriber”)

WHEREAS the Subscriber has offered to subscribe for shares in the capital stock of the Corporation issued on a “flow-through” basis under the Tax Act (as defined below);

AND WHEREAS the Corporation wishes to accept that offer upon the terms and conditions hereinafter set forth;

NOW THEREFORE the parties hereto agree as follows:

1.                                       The Subscriber hereby irrevocably subscribes for 2,000,075 common shares of the Corporation issued on a “flow-through basis” (“Flow-Through Shares”) at a price of $1.00 per Flow-Through Share for an aggregate subscription price of $2,000,075 (the “Commitment Amount”) upon the terms and conditions set forth in this agreement (this “Flow-Through Share Agreement”) constituted by the acceptance hereof.

2.                                       In this Flow-Through Share Agreement Agreement:

(a)                                  “Canadian Exploration Expense(s)” or “CEE” means Canadian exploration expense described in paragraph (a) or (d) of the definition of “Canadian exploration expense” in subsection 66.1(6) of the Tax Act or that would be included in paragraph (h) of that definition if the reference therein to “paragraphs (a) to (d) and (f) to (g.1)” were read as “paragraphs (a) and (d)”, excluding any amounts which are prescribed to constitute “Canadian exploration and development overhead expense” under the Tax Act, the amount of any assistance received by the Corporation described in paragraph 66(12.6)(a) of the Tax Act and any expense described in paragraph 66(12.6)(b.1) of the Tax Act;

(b)                                 “Expenditure Period” means the period commencing on the date of acceptance of this Flow-Through Share Agreement and ending on the earlier of:

(i)                                     the date on which the Commitment Amount has been fully expended in accordance with the terms hereof; and

(ii)                                  December 31, 2007;

(c)                                  “Principal Business Corporation” means a principal-business corporation as defined in subsection 66(15) of the Tax Act;

(d)                                 “Qualifying Expenditures” means expenses that are CEE at the date they are incurred; and

(e)                                  “Tax Act” means the Income Tax Act (Canada), together with any and all regulations promulgated thereunder (the “Regulations”), as amended from time to time.

3.                                       The Subscriber represents, warrants, covenants, certifies, acknowledges and declares to the Corporation (and acknowledges that the Corporation is relying thereon) that:

(a)                                  this Flow-Through Share Agreement is subject to acceptance by the Corporation and is effective only upon such acceptance;

(b)                                 the liability of the Corporation to renounce CEE is limited to the extent specifically stated in this Flow-Through Share Agreement.

(c)                                  this Flow-Through Share Agreement has been duly and validly authorized, executed and delivered by and constitutes a legal, valid, binding and enforceable obligation of the Subscriber;

(d)                                 it has the legal capacity and competence to enter into and be bound by this Flow-Through Share Agreement and further certifies that all necessary approvals of directors, shareholders or otherwise have been given and obtained;

(e)                                  the entering into of this Flow-Through Share Agreement and the transactions contemplated hereby will not result in a violation of any of the terms and provisions of any law applicable to it, or any of its constating documents, or of any agreement to which the Subscriber is a party or by which it is bound;

(f)                                    the Subscriber has not received nor does it expect to receive any financial assistance from the Corporation directly or indirectly, in respect of the Subscriber’s purchase of the Flow-Through Shares; and

(g)                                 the Subscriber will not enter into any agreement which will cause the Flow-Through Shares to become “prescribed shares” within the meaning of Regulation 6202.1.

4.                                       The Corporation hereby represents and warrants to and for the benefit of the Subscriber (and acknowledges that the Subscriber is relying thereon) that:

(a)                                  the Corporation has been duly incorporated and organized, and is a valid and subsisting corporation, under the laws of the Province of Alberta, and is qualified to carry on business in the Province of Alberta and in each other jurisdiction, if any, wherein the carrying out of the activities contemplated hereby makes such qualification necessary;

(b)                                 the Corporation has the full corporate right, power and authority to execute and deliver this Flow-Through Share Agreement, to issue the Flow-Through Shares to the Subscriber and to incur and renounce to the Subscriber, Qualifying Expenditures in an amount equal to the Commitment Amount;

(c)                                  the Corporation is, and at all material times will be, a Principal Business Corporation;

(d)                                 the Flow-Through Shares will be “flow-through shares” as defined in subsection 66(15) of the Tax Act and, except as the result of an agreement or arrangement to which the Corporation is not a party and of which it is not aware, will not constitute “prescribed shares” for the purpose of Section 6202.1 of the Regulations;

(e)                                  this Flow-Through Share Agreement constitutes a valid and binding obligation of the Corporation enforceable against it in accordance with its terms; and

(f)                                    the execution and delivery of, and the performance of the terms of this Flow-Through Share Agreement by the Corporation, including the issuance of the Flow-Through Shares, the incurring of Qualifying Expenditures and the renunciation of Qualifying Expenditures to the Subscriber pursuant hereto does not and will not constitute a breach of or constitute a default under the constating documents of the Corporation or any law, regulation, order or ruling applicable to the Corporation or any agreement, contract or indenture to which the Corporation is a party or by which it is bound.

5.                                       The Corporation covenants and agrees with the Subscriber:

(a)                                  to keep proper books, records and accounts of all Qualifying Expenditures and all transactions affecting the aggregate Commitment Amount and the Qualifying Expenditures, and upon reasonable notice and on a reasonable basis, to make such books, records and accounts available to the Subscriber for inspection;

(b)                                 to file with the appropriate tax authorities, the form prescribed by subsection 66(12.68) of the Tax Act together with a copy of this Flow-Through Share Agreement within the time period prescribed by law;

(c)                                  to file with the appropriate tax authorities, the form prescribed by subsection 66(12.7) of the Tax Act on or before the last day of the first month following each month in which any renunciation is made pursuant to the terms of this Flow-Through Share Agreement;

(d)                                 to incur, during the Expenditure Period, Qualifying Expenditures in such amount as enables the Corporation to renounce to the Subscriber in accordance with the Tax Act and this Flow-Through Share Agreement, Qualifying Expenditures in an amount equal to the Commitment Amount;

(e)                                  to renounce to the Subscriber, effective on or before December 31, 2007, Qualifying Expenditures incurred during the Expenditure Period as required under the Tax Act in an amount equal to the Commitment Amount;

(f)                                    to deliver to the Subscriber, not later than February 28 next following the end of a calendar year in which Qualifying Expenses were renounced to the Subscriber, a statement setting forth the aggregate amounts of CEE renounced hereunder for such calendar year;

(g)                                 that the Corporation will maintain its status as a Principal Business Corporation throughout the Expenditure Period;

(h)                                 to file all forms required under the Tax Act to effectively renounce Qualifying Expenditures in accordance with the provisions of this Flow-Through Share Agreement and the Prospectus and, if requested, to promptly provide the Subscriber with a copy of all such forms;

(i)                                     that all Qualifying Expenditures renounced to the Subscriber pursuant to this Flow-Through Share Agreement will be Qualifying Expenditures incurred by the Corporation that, but for the renunciation to the Subscriber, the Corporation would, if it had sufficient income, be entitled to deduct in computing its income for the purposes of Part I of the Tax Act;

(j)                                     that the Corporation will not be subject to the provisions of subsection 66(12.67) of the Tax Act in a manner which impairs its ability to renounce Qualifying Expenditures to the Subscriber in an amount equal to the Commitment Amount; and

(k)                                  that the Corporation will refrain from entering into any agreements or transactions, or taking deductions which would otherwise reduce its cumulative CEE to an extent, that would preclude the renunciation of Qualifying Expenditures hereunder in an amount equal to the Commitment Amount as contemplated herein.

6.                                       Nothing herein shall constitute or be construed to constitute a partnership of any kind whatsoever between the Subscriber or any of them and the Corporation.

7.                                       The contract arising out of this Flow-Through Share Agreement and all documents relating thereto, which by common accord has been and will be drafted in English, shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

8.                                       Time shall be of the essence hereof.

9.                                       This Flow-Through Share Agreement shall be binding on and enure to the benefit of the Subscriber and the Corporation and their respective successors and assigns.

DATED at the City of Calgary, in the Province of Alberta, this 30th day of March, 2006.

GEOPETRO RESOURCES COMPANY

Per:	/s/ J. Chris Steinhauser

THIS FLOW-THROUGH SHARE AGREEMENT IS ACCEPTED AND AGREED TO BY THE CORPORATION at the City of Calgary, in the Province of Alberta, this 30th day of March, 2006.

GEOPETRO CANADA LTD.

Per:	/s/ S. J. Doshi